Exhibit 99.1
Contacts:
Corporate:
Steven D. Rubin
305 575 6015
OPKO Health Announces $30 Million Private Placement
MIAMI, FL, September 22, 2009 (BUSINESS WIRE) — OPKO Health, Inc. (NYSE AMEX:OPK) today announced that it has entered into definitive agreements to raise an aggregate of $30 million in a private placement transaction. Under the terms of the investment, the Company agreed to issue approximately 1.2 million shares of an 8.0% Series D Cumulative Convertible Preferred Stock, par value $0.01, at a purchase price of $24.80 per share, and warrants to purchase an aggregate of approximately 3 million shares of the Company’s common stock. Shares issued in the investment, including the shares of the Company’s common stock into which the preferred shares and warrants may be converted, are subject to a three year contractual lockup, with no registration rights.
“This financing transaction provides the Company with additional financial resources to fund acquisitions and support bringing the Company’s projects and pipeline of novel drugs and products to market,” said Phillip Frost, M.D., Chairman and CEO.
For more information, see the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or before September 24, 2009.
About OPKO Health, Inc.
Miami-based OPKO is a specialty healthcare company involved in the discovery, development, and commercialization of proprietary pharmaceutical products, medical devices, vaccines, diagnostic technologies and imaging systems. Initially focused on the treatment and management of ophthalmologic diseases, OPKO has since expanded into other areas of major unmet medical need such as oncology, infectious diseases, and neurological disorders.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding our ability to fund acquisitions and bring the Company’s projects and pipeline of novel drugs and products to market, our product development efforts, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.